Castle Brands Announces Fiscal 2014 First Quarter Results
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Net Sales Increase 7.2% Driven by Strong Growth of Whiskies and Rums

NEW YORK— August 14, 2013 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the quarter ended June 30, 2013.

Operating highlights for the quarter ended June 30, 2013:

•	Net sales increased 7.2% to $10.4 million as compared to $9.7 million for the comparable prior-year period.

•	Gosling’s rum sales increased 19.7% to approximately 28,000 cases sold in the U.S. for the three months ended June 30, 2013.

•	Strong growth of the Jefferson’s bourbons and rye led to a 26.1% increase in whiskey revenues from the prior-year period.

•	Gosling’s Stormy Ginger Beer case sales increased 50.1% to over 104,000 cases compared to approximately 69,000 cases in the prior-year period.

•	General and administrative expenses were reduced 4.7%.

•	EBITDA, as adjusted, improved by 54.9% to a loss of ($0.2) million, compared to a loss of ($0.5) million in the comparable prior-year period.

“Our core brands continue to show very strong growth. We expect that the recently announced Strategic Review Committee, led by Sergio Zyman, will support our efforts to foster this continued growth. Growth of our core brands, coupled with our ability to trim G&A, resulted in further improvement in our EBITDA, as adjusted. We expect this trend to continue in the current fiscal year,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“The substantial growth for both Gosling’s rum and Stormy Ginger Beer reflects the growing popularity of the trademarked cocktail, the Dark ‘n Stormy®. Jefferson’s bourbons and rye whiskies also delivered very strong performances. We are pleased that we were able to purchase $2.5 million of aged bourbon earlier in the year and to recently expand the size of our bourbon facility to $4 million. We expect to make additional purchases of aged whiskies during the current fiscal year to support the growth of the Jefferson’s brand,” stated John Glover, Chief Operating Officer of Castle Brands.

In the first quarter of fiscal 2014, the Company had net sales of $10.4 million, a 7.2% increase from net sales of $9.7 million in the comparable prior-year period. Loss from operations was $0.5 million in the first quarter of fiscal 2014 as compared to $0.8 million for the prior-year period. Including $0.6 million of non-cash charges, the Company had a net loss attributable to common shareholders of $1.5 million, or $(0.01) per basic and diluted share, in the first quarter of fiscal 2014, as compared to a net loss attributable to common shareholders of $1.0 million, or $(0.01) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the first quarter of fiscal 2014 improved by 54.9% to a loss of ($0.2) million, compared to a loss of ($0.5) million.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowance for doubtful accounts, non-cash compensation expense, loss from equity investment in non-consolidated affiliate, foreign exchange, net change in fair value of warrant liability, net income attributable to noncontrolling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowances for doubtful accounts and obsolete inventory, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Jefferson’s® Rye Whiskey, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Brady’s® Irish Cream, Boru® Vodka, Celtic Honey® Liqueur, Castello MioTM Sambuca, Gozio® Amaretto, Travis Hasse’s Original® Pie Liqueurs and TierrasTM Tequila. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current economic environment. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2013 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended
	June 30,
	2013	2012
Sales, net*	$10,418,617	$9,719,427
Cost of sales*	6,500,153	6,286,775

Gross profit	3,918,464	3,432,652

Selling expense	2,895,383	2,622,992
General and administrative expense	1,265,605	1,328,600
Depreciation and amortization	213,124	231,082

Loss from operations	(455,648)	(750,022)

(Loss) gain from equity investment in non-consolidated affiliate	(6,121)	348
Foreign exchange gain	60,340	195,941
Interest expense, net	(228,819)	(111,020)
Net change in fair value of warrant liability	(447,251)	(91,328)
Income tax benefit	37,038	37,038

Net loss	(1,040,461)	(719,043)
Net income attributable to noncontrolling interests	(252,372)	(110,458)

Net loss attributable to controlling interests	(1,292,833)	(829,501)

Dividend to preferred shareholders	(189,932)	(179,951)

Net loss attributable to common shareholders	$(1,482,765)	$(1,009,452)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.01)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	109,424,026	108,392,255

• Sales, net and Cost of sales include excise taxes of $1,424,220 and $1,381,541 for the three months ended June 30, 2013 and 2012, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted
(Unaudited)

	Three months ended
	June 30,
	2013	2012
Net loss attributable to common shareholders	$(1,482,765)	$(1,009,452)

Adjustments:
Interest expense, net	228,819	111,020
Income tax benefit	(37,038)	(37,038)
Depreciation and amortization	213,124	231,082

EBITDA (loss)	(1,077,860)	(704,388)

Allowance for doubtful accounts	10,500	6,000
Stock-based compensation expense	72,533	59,180
Loss (gain) from equity investment in non-consolidated affiliate	6,121	(348)
Foreign exchange gain	(60,340)	(195,941)
Net change in fair value of warrant liability	447,251	91,328
Net income attributable to noncontrolling interests	252,372	110,458
Dividend to preferred shareholders	189,932	179,951

EBITDA, as adjusted	$(159,491)	$(453,760)

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com